EXHIBIT 5
July 2, 1997

Board of Directors
Minnesota Mining and
Manufacturing Company
3M Center
St. Paul, Minnesota 55144


As Senior Vice President and General Counsel of Minnesota Mining and Manufacturing Company ("3M"), I, or other attorneys reporting to me, have acted as counsel to 3M in connection with the filing under the Securities Act of 1933, as amended, of the Registration Statement on Form S-8 relating to 15,000,000 shares of 3M common stock with a par value of $0.50 per share.
The shares are to be offered and sold in connection with 3M's 1997
Management Stock Ownership Program (the "Program"). In such capacity, I, or other attorneys reporting to me, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments relating to such securities as I have deemed necessary or appropriate in connection with this opinion, including the following: (a) the Restated Certificate of Incorporation and the By-Laws of 3M, as amended to date; and (b) the records of corporate proceedings of the stockholders and Board of Directors of the Company relating to the authorization and issuance of its stock.

Based on the foregoing, I am of the opinion that:

1. 3M has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.

2. All of 3M's presently outstanding common stock is validly issued, fully paid, and nonassessable.

3. The Board of Directors has duly authorized the issuance of the 15,000,000 shares.

4. The shares of common stock covered by this Registration Statement, when issued in accordance with proper corporate authorizations, will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the aforementioned registration statement. I also consent to the reference to me under the caption "Interests of Named Experts and Counsel" contained in the Registration Statement.

Sincerely,

/s/ John J. Ursu

John J. Ursu
Senior Vice President and General Counsel